Exhibit 99.1

NEWS FROM ARCH COAL FOR IMMEDIATE RELEASE Media: Kim Link 314/994.2936 Investors: Jennifer Beatty 314/994.2781

Arch Coal Announces Completion of Financing Transactions

Actions Increase Liquidity, Extend Debt Maturities and Enhance Financial Flexibility

ST. LOUIS, Dec. 17, 2013 — Arch Coal, Inc. (NYSE:ACI) today announced the successful completion of a series of financing transactions, including amendments to its senior secured credit facility, a $300 million senior secured Term Loan B facility, a previously announced private offering of $350 million aggregate principal amount of 8.000% Senior Secured Second Lien Notes due 2019 (the “2019 Notes”) and the initial settlement of its previously announced cash tender offer (the “Tender Offer”) for any and all of its outstanding 8.750% Senior Notes due 2016 (the “2016 Notes”).

“This comprehensive set of transactions significantly enhances our financial flexibility and increases our liquidity, which we believe is appropriate in light of current coal market challenges,” said John W. Eaves, Arch’s president and chief executive officer. “With these transactions, we have also successfully extended debt maturities beyond 2016 without increasing our cost of capital.”

Arch has secured additional flexibility by amending its senior secured credit facility to eliminate or significantly relax certain financial covenants governing that facility. With the amendments, Arch also gained full access to its credit facility even though the size of the facility was reduced from $350 million to $250 million. Additionally, these amendments allowed Arch to increase the amount of its term loan facility from $1.63 billion to $1.93 billion by adding an incremental $300 million Term Loan B.

In conjunction with these transactions, Arch previously announced plans to reset the amount of dividends on its common stock to $0.01 per share per annum beginning in 2014. “Arch remains focused on prudently managing its financial resources in order to enhance value for all stakeholders,” said Eaves. “In keeping with that objective, we continually review our capital allocation strategy to proactively maintain strong liquidity, re-invest in our business and return capital to our shareholders. We believe that the realignment completed today — including the reduction in the dividend — strikes the right balance and represents the best long-term interests of the company at this time.”

Separately, Arch accepted for purchase approximately $438,107,000 in aggregate principal amount of 2016 Notes in an initial settlement pursuant to the terms of the Tender Offer. Arch also today called for redemption of all 2016 Notes that remain outstanding following completion of the Tender Offer. The redemption date for the 2016 Notes is December 31, 2013. Arch used a portion of the net proceeds from the Term Loan B Facility and the offering of the 2019 Notes to fund the initial settlement of the Tender Offer and expects to use the remainder of those proceeds and cash on hand to fund the related redemption. The Tender Offer will expire at 11:59 p.m., New York City time, on December 30, 2013, unless extended.

The 2019 Notes have been offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act.

This news release is not an offer to sell, a solicitation of an offer to sell, or a solicitation of an offer to buy any securities. The 2019 Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The terms and conditions of the Tender Offer are described in an Offer to Purchase and Consent Solicitation Statement, dated December 2, 2013 (the “Statement”), and a related Consent and Letter of Transmittal, which have been sent to holders of 2016 Notes. This news release is not an offer to purchase, a solicitation of an offer to sell, or a solicitation of consents with respect to any securities. The Tender Offer is made only by, and pursuant to the terms of, the Statement and the related Consent and Letter of Transmittal. In addition, this news release does not constitute a notice of redemption of the 2016 Notes under the optional redemption provisions of the indenture governing the 2016 Notes. The redemption of 2016 Notes is being made only by, and pursuant to the terms of, a formal notice of redemption, dated December 17, 2013, which has been delivered to the holders of 2016 Notes.

U.S.-based Arch Coal, Inc. is one of the world’s top coal producers for the global steel and power generation industries, serving customers on five continents. Its network of mining complexes is the most diversified in the United States, spanning every major coal basin in the nation. The company controls more than 5 billion tons of high-quality metallurgical and thermal coal reserves, with access to all major railroads, inland waterways and a growing number of seaborne trade channels.

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Forward-Looking Statements:  This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.